                                                                   EXHIBIT 99.13

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Medaphis Corporation ("Medaphis" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Medaphis. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Medaphis undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Medaphis provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company has substantial indebtedness and, as a result, significant debt service obligations. The Company's ability to make payments on its debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

     The degree to which the Company is leveraged could have important consequences, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) the Company's existing indebtedness contains, and future financings are expected to contain, financial and other restrictive covenants, including without limitation those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets, capital expenditures, prepayment and those requiring maintenance of minimum net worth, minimum EBITDA, minimum interest coverage and maximum leverage requirements; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest which expose the Company to the risk of increases in interest rates; and (v) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and make the Company more vulnerable to changes in its industry and changing economic conditions. As a result of the

Company's level of indebtedness, its financial capacity to respond to market conditions, extraordinary capital needs and other factors may be limited.

LITIGATION AND GOVERNMENT INVESTIGATIONS

     Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

     The United States Attorney's Office for the Central District of California is conducting an investigation of the billing and collection practices in two offices of the Company's wholly owned subsidiary, Medaphis Physician Services Corporation ("MPSC"), which offices are located in Calabasas and Cypress, California (the "Designated Offices") (the "California Investigation"). Medaphis first became aware of the California Investigation on June 13, 1995 when search warrants were executed on the Designated Offices and it and MPSC received grand jury subpoenas. Medaphis received an additional grand jury subpoena on August 22, 1997, with which it is complying. The subpoena requires, among other things, records of any audit or investigative reports relating to the billing of payors globally for radiological services during the period January 1, 1991 to date and any refunds owed to or issued to payors with respect to such global billing reports in the Company's various offices, including the Designated Offices.

     Investigations such as the California Investigation can be initiated following the commencement of qui tam litigation which is commenced under applicable state and federal statutes and is maintained under court seal without disclosure to the defendant. Under the applicable statutes, the United States and the State of California may elect to intervene fully or partially in qui tam litigation, and proceed with the action. The United States typically will provide a defendant with the opportunity to enter into settlement negotiations prior to the intervention of the United States in the matter. An application by the United States to partially lift the seal in qui tam litigation in order to make disclosure of the complaint available to the defendant often precedes such settlement discussions.

     On February 6, 1998, on application of the United States, the United States District Court for the Central District of California issued an order partially lifting the seal on the qui tam suit entitled United States of America and State of California, ex rel. Relator I and Relator II v. Compmed Corporation, Medaphis Corporation, Does 1 to 200, Inclusive. Civil Action No. 94-8158 LGB (kx). On February 11, 1998, the United States provided Medaphis with a copy of the Complaint, Substitution of Attorney, and Order which prohibited the Company from making any use of the Complaint, including any public disclosure, other than for the purposes of settlement negotiations, without further order of the Court. On February 12, 1998, upon the joint application of Medaphis and the United States, the Court issued an order modifying its February 6, 1998 order to allow Medaphis to make public disclosures concerning the Complaint and its contents to the extent that Medaphis determined such disclosures were required by applicable securities laws, provided that such disclosure did not reveal the Relators' identities.

     According to the Complaint, filed December 20, 1995 by the Relators and which contains allegations raised by them, the action is to recover damages and civil penalties on behalf of the United States and the State of California arising out of alleged false claims presented by the defendants on behalf of their clients for payment under various state and federal insurance programs. No charges or claims by the government have been made. The Complaint includes causes of action under the Federal False Claims Act, 31 U.S.C. sec 3729 et seq., and the California False Claims Act, Cal. Gov't Code sec. 12650 et seq. The Complaint also includes causes of action relating to Medaphis's termination of Relator II, including a count under the state and federal whistleblower protection statutes. The Complaint alleges overpayments of approximately $20,500,000 together with treble damages and additional penalties based on statutory civil penalties. The Complaint alleges that at least 50,000 separate false claims were filed under federal programs and at least 8,000 separate false claims were filed under state programs. The Complaint also alleges unspecified compensatory, general and punitive damages on behalf of Relator II on his or her employment claims. The allegations in the Complaint are limited to the office of CompMed (acquired by Medaphis) in Culver City, California. Medaphis believes that this Complaint relates to and concerns the California Investigation. Medaphis is engaged in discussions with the United States and California, and intends to pursue settlement discussions with the United States, the State of California, and the Relators. The Company has agreed with the government to toll applicable statutes of limitations through September 30, 1998.

     Although the Company continues to believe that the principal focus of the California Investigation remains on the billing and collection practices in the Designated Offices, there can be no assurance that the California Investigation will not expand to other offices, that the California Investigation or the qui tam suit will be resolved promptly, that additional subpoenas or search warrants will not be received by Medaphis or MPSC or that the California Investigation or the qui tam suit will not have a material adverse effect on the Company. The Company recorded charges of $12 million in the third quarter of 1995, $2 million in the fourth quarter of 1996 and a credit of $2.8 million in the third quarter of 1997, solely for legal and administrative fees, costs and expenses it anticipates incurring in connection with the California Investigation and the putative class action lawsuits described below which were filed in 1995 following the Company's announcement of the California Investigation. The charges are intended to cover only the anticipated expenses of the California Investigation and the related lawsuits and do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of such matters.

     In September 1996, MPSC became aware of apparently inadvertent computer software errors affecting some of its electronic billing to carriers in the State of California. The error relates to global billing (i.e., billing for the professional and technical components of a service) for certain radiological services under circumstances where the radiologist is only entitled to bill for the professional component of such services. The Company believes such inadvertent errors may have caused overpayments on certain claims submitted on behalf of clients in the State of California. The full extent of overpayments by carriers and beneficiaries has not been determined, but as notifications to the affected clients and carriers occur, and refunds or offsets are sought, the Company may be required to return to clients its portion of fees previously collected, and may receive claims for alleged damages as a result of the error. The Company is unable to estimate the possible range of loss, if any.

     Following the announcement of the investigation by the United States Attorney's Office for the Central District of California, Medaphis, various of its current and former officers and directors and the lead underwriters associated with Medaphis' public offering of Common Stock in April 1995, were named as defendants in putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. In general, these lawsuits alleged violations of the federal securities laws in connection with Medaphis' public statements and filings under the federal securities acts, including the registration statement filed in connection with Medaphis' public offering of Common Stock in April 1995. On October 13, 1995, the named plaintiffs in these lawsuits filed a consolidated class action complaint (the "Consolidated Complaint"). On January 3, 1996, the court denied defendants' motion to dismiss the Consolidated Complaint, which argued that the Consolidated Complaint failed to state a claim upon which relief may be granted. On April 11, 1996, certain of the named plaintiffs to the Consolidated Complaint voluntarily dismissed with prejudice all of their claims. As a result of these dismissals, the Consolidated Complaint no longer contained any claims based on the Securities Act of 1933, as amended (the "1933 Act"), and the Company's underwriters and outside directors were no longer named as defendants. On June 26, 1996, the court denied plaintiffs' motion to certify plaintiffs' class. The plaintiffs and the defendants agreed to settle this action on a class-wide basis for $4.75 million, subject to court approval (the "1995 Class Action Settlement"). The 1995 Class Action Settlement included the related putative class action lawsuit currently pending in the Superior Court of Cobb County, Georgia, described more fully below. On October 29, 1997 the court certified a class for settlement purposes, approved the settlement and entered final judgment dismissing the action with prejudice. One of Medaphis' directors and officers' liability insurance carriers has paid $3.7 million of the 1995 Class Action Settlement. The Company accrued approximately $1.2 million in the quarter ended December 31, 1996 for the anticipated balance of the 1995 Class Action Settlement and to pay certain fees incident thereto. On November 6, 1997, the Company paid the remaining $1.05 million balance of the settlement.

     On November 5, 1996, Medaphis, Randolph G. Brown, a former officer and director, and Michael R. Cote and James S. Douglass, former officers, were named as defendants in a putative shareholder class action lawsuit filed in Superior Court of Cobb County, State of Georgia. This lawsuit was brought on behalf of a putative class of purchasers of Medaphis Common Stock during the period from March 29, 1995 through June 15, 1995. Plaintiffs sought compensatory damages and costs. Pursuant to the 1995 Class Action Settlement, the claims in this state action were settled and were dismissed without prejudice.

     The Company learned in March 1997 that the United States Department of Justice and the United States Attorney in Grand Rapids, Michigan are investigating allegations concerning the Company's wholly owned subsidiary, Gottlieb's Financial Services, Inc. ("GFS") (the "GFS Investigation"). Beginning in February 1998, the Office of Inspector General of Health and Human Services has requested information from GFS following an audit of a GFS client. GFS has complied with these requests. In 1993, Medaphis acquired GFS, an emergency room physician billing company located in Jacksonville, Florida, which had developed a computerized coding system. In 1994, Medaphis acquired and merged into GFS another emergency room physician billing company, Physician Billing, Inc., located in Grand Rapids, Michigan. For each of the years ended December 31, 1996 and 1997, GFS represented approximately 7% of Medaphis' revenue. During those years, GFS processed approximately 5.6 million and 6.25 million claims, respectively, approximately 2 million and 2.3 million of which, respectively, were made to government programs. The government has requested that GFS voluntarily produce records, and GFS has complied with that request. Although the precise scope and subject matter of the GFS Investigation are not known to the Company, Medaphis believes that the GFS Investigation, which is being participated in by federal law enforcement agencies having both civil and criminal authority, involves GFS's billing procedures and the computerized coding system used in Jacksonville and Grand Rapids to process claims and may lead to claims of errors in billing. The Company is actively pursuing settlement discussions with the United States and representatives of various states. There can be no assurance that the GFS Investigation will be resolved promptly, that it can be settled on terms acceptable to the Company or that the GFS Investigation will not have a material adverse effect upon Medaphis. No charges or claims by the government have been made. Currently, the Company has recorded charges of $2 million and $1 million in the second and third quarters of 1997, respectively, solely for legal and administrative fees, costs and expenses in connection with the GFS Investigation, which charges do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of this matter.

     The Company and its clients from time to time have received, and the Company anticipates that they will receive in the future, official inquiries (including subpoenas, search warrants, as well as informal requests) concerning particular billing and collection practices related to certain subsidiaries of the Company and its many clients.

     Following the Company's August 14, 1996 announcement regarding earnings expectations and certain charges, Medaphis and certain of its then current and former officers, one of whom was also a director, were named as defendants in nineteen putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. On November 22, 1996, the plaintiffs in these lawsuits filed a Consolidated Amended Class Action Complaint. On February 3, 1997, the plaintiffs filed a Consolidated Second Amended Complaint (the "Consolidated Second Amended Complaint"). In general, the Consolidated Second Amended Complaint alleges violations of the federal securities laws in connection with Medaphis' filings under the federal securities acts and public disclosures. The Consolidated Second Amended Complaint is brought on behalf of a class of persons who purchased or otherwise acquired Medaphis Common Stock between February 6, 1996 and October 21, 1996. The Consolidated Second Amended Complaint also asserts claims on behalf of a sub-class of all persons who acquired Medaphis Common Stock pursuant to the merger between Medaphis and Health Data Sciences Corporation ("HDS"). The Consolidated Second Amended Complaint seeks compensatory and rescissory damages, as well as fees, interest and other costs. On February 14, 1997, the defendants moved to dismiss the Consolidated Second Amended Complaint in its entirety. On May 27, 1997, the court denied defendants' motion to dismiss. As a result of the Company's restatement of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the 1933 Act, but the Company believes that it has substantial defenses to the alleged damages relating to such 1933 Act claims.

     The parties entered into a Stipulation and Agreement of Settlement dated December 15, 1997 (the "Stipulation") to settle the 1996 putative shareholder class action litigation which is the subject of the Consolidated Second Amended Complaint on a class-wide basis for $20 million in cash (to be paid by the Company's directors' and officers' liability insurance carriers), 3,955,556 shares of Medaphis Common Stock, and warrants to purchase 5,309,523 shares of Medaphis Common Stock at $12 per share for a five-year period which were valued at $22.3 million using an option pricing model. The Stipulation also includes, among other things: (i) a complete release of claims against the Company, the individual defendants and certain related persons and entities; and (ii) certain anti-dilution rights in favor of plaintiffs with respect to certain future issuances of shares of Medaphis Common Stock or warrants or rights to acquire Medaphis Common Stock to settle existing civil litigation and claims pending or asserted against the Company, subject to a 5.0 million share basket below which there will be no dilution adjustments. The Stipulation also contains other conditions including, but not limited to, consent and approval of the Company's insurance carriers and the insurance carriers' payment of the cash portion of the settlement, and the final approval of the settlement by the court. On December 15, 1997, the court granted preliminary approval to the settlement and conditionally certified the classes for settlement purposes only. The Company's insurance carriers consented to the settlement and funded the $20 million cash portion. On March 25, 1998, the court granted final approval of the settlement and entered final judgment dismissing the action. The Company recorded a $52.5 million charge in the quarter ended September 30, 1997 for this settlement. Such amount has been reflected as a non-current liability as the Company does not anticipate satisfying the obligation with current assets.

     On November 1, 1996, Thomas W. Brown, Administrator, Thomas W. Brown Profit Sharing Plan filed a shareholder derivative lawsuit in the United States District Court for the Northern District of Georgia alleging that certain of Medaphis' current and former directors breached their fiduciary duties, were grossly negligent, and breached various contractual obligations to Medaphis by allegedly failing to implement and maintain an adequate system of internal accounting controls, allowing Medaphis to commit securities law violations and damaging Medaphis' reputation (the "Derivative Suit"). The plaintiff seeks compensatory damages and costs on behalf of the Company. On January 28, 1997, Medaphis and certain individual defendants filed a motion to dismiss the complaint. On February 11, 1997, the plaintiff filed an amended complaint adding as defendants, additional current and former directors and officers of Medaphis. On April 23, 1997, Medaphis and all other defendants filed a motion to dismiss the amended complaint, which motion was denied without prejudice. The parties have reached an agreement in principle to settle the Derivative Suit for $250,000 in cash to be paid by the Company's directors' and officers' liability insurance carrier. Such agreement in principle is subject to definitive documentation, consent and approval of the insurance carrier (which has been requested by the Company), and preliminary and final approval of the settlement by the court.

     On November 7, 1996, Health Systems International, Inc. filed suit in the Superior Court for the State of California, County of Los Angeles against Medaphis, Randolph G. Brown and "Does 1-50," who are alleged to be unnamed Medaphis directors, officers and employees. Generally, this lawsuit alleges that the defendants violated federal and California securities laws and common law by, among other things, making material misstatements and omissions in public and private disclosures in connection with the acquisition of HDS. Plaintiff seeks rescissory, compensatory and punitive damages, rescission, injunctive relief and costs. On January 10, 1997, the defendants filed a demurrer to the complaint. On February 5, 1997 the Court overruled defendants demurrer. On March 18, 1997, the court denied the plaintiff's motion for a preliminary injunction. On July 16, 1997, plaintiff filed an amended complaint adding several new parties, including current and former directors and former and current officers of Medaphis. All of the newly added defendants have responded to the amended complaint. As a result of the Company's restatements of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the 1933 Act, but the Company believes that it has substantial defenses to the alleged damages relating to such 1933 Act claims.

     A putative class action complaint was filed by Ernest Hecht and Stephen D. Strandberger against Steven G. Papermaster, Robert E. Pickering, Jr., David S. Lundeen, Norman Smith, Raymond J. Noorda, Gregory

A. Grosh, Medaphis and Randolph G. Brown on November 12, 1996 in the Superior Court, Law Division, Essex County, State of New Jersey. The alleged class consists of persons and entities whose options to purchase BSG Corporation ("BSG") common stock were converted to Medaphis stock options in connection with Medaphis' acquisition of BSG. The plaintiffs allege failure to perform diligence, breaches of fiduciary duties of candor, loyalty and fair dealing and negligence against the BSG defendants (Papermaster, Pickering, Lundeen, Smith, Noorda and Grosh) and fraud and deceit against the Medaphis defendants (Medaphis and Brown). Plaintiffs seek compensatory and punitive damages, as well as fees, interest and other costs. On April 18, 1997, the Medaphis defendants and BSG defendants filed motions to dismiss the complaint. On or about July 3, 1997, in lieu of responding to these motions, the plaintiffs filed an amended complaint, adding new claims under the 1933 Act and common law and new parties, including former officers of Medaphis, Medaphis' former outside auditors and BSG. On or about October 29, 1997 all defendants filed motions to dismiss the amended complaint. On May 12, 1998, the court ruled in favor of defendants on the motions, dismissing all of plaintiffs' claims with prejudice without leave to amend. On May 15, 1998, the judge signed an order dismissing all of the plaintiffs' claims.

     On February 28, 1997, Steven G. Papermaster, Raymond J. Noorda and two entities they control made a demand for indemnification under an indemnification agreement executed by Medaphis in connection with its acquisition of BSG in May 1996. The indemnification demand claims damages of $35 million (the maximum damages payable by Medaphis under the indemnification agreement) for the alleged breach by Medaphis of its representations and warranties made in the merger agreement between Medaphis and BSG. On December 31, 1996, Medaphis entered into a standstill and tolling agreement with Mr. Noorda, Mr. Papermaster and other former BSG shareholders, which, as extended, runs through June 30, 1998.

     On April 21, 1997, James F. Thacker, Alyson T. Stinson, Carol T. Shumaker, Lori T. Caudill, William J. Dezonia, the James F. Thacker Retained Annuity Trust and the Paulanne H. Thacker Retained Annuity Trust filed a complaint against the Company and Randolph G. Brown in the United States District Court for the Southern District of New York arising out of Medaphis' acquisition of Medical Management Sciences, Inc. ("MMS") in December of 1995. The complaint is brought on behalf of all former shareholders of MMS who exchanged their MMS holdings for unregistered shares of Medaphis Common Stock. In general, the complaint alleges both common law fraud and violations of the federal securities laws in connection with the merger. In addition, the complaint alleges breaches of contract relating to the merger agreement and a registration rights agreement, as well as tortious interference with economic advantage. The plaintiffs seek rescission of the merger agreement and the return of all MMS shares, as well as damages in excess of $100 million. Additionally, plaintiffs seek to void various non-compete covenants and contract provisions between Medaphis and plaintiffs. Defendants have filed a motion to dismiss the complaint. Discovery has been stayed pending resolution of the motion to dismiss.

     On August 12, 1997, George W. Stickel filed a putative class action complaint against Medaphis, Randolph W. Brown, Michael R. Cote and James S. Douglass in the United States District Court for the Northern District of Georgia. The complaint asserts claims under the Securities Exchange Act of 1934 on behalf of all persons who purchased or otherwise acquired Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint also asserts claims under the 1933 Act on behalf of a sub-class consisting of all persons and entities who, in connection with the merger of the Company and HDS, acquired options to purchase shares of Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint seeks rescission, rescissory and compensatory damages, and interest, fees and other costs. The parties have reached an agreement in principle to settle to settle the Stickle complaint. The settlement provides for $137,500 in cash to be paid by the Company's directors' and officers' liability insurance carrier and a number of shares of Medaphis Common Stock to be determined such that the aggregate value of the cash portion of the settlement and the stock portion of the settlement (with the Medaphis shares being deemed to have an agreed upon value) will approximate $500,000. Such agreement in principle is subject to definitive documentation, consent and approval of the Company's insurance carrier (which has been requested by the Company), and preliminary and final approval of the settlement by the court.

     The Company also has received other written demands from various stockholders, including stockholders of recently acquired companies. To date, these other stockholders have not filed lawsuits.

     On January 8, 1997, the Securities and Exchange Commission (the "Commission") notified the Company that it was conducting a formal, non-public investigation into, among other things, certain trading and other issues related to Medaphis' August 14, 1996 and October 22, 1996 announcements of the Company's loss for the quarter ending September 30, 1996 and its restated consolidated financial statements for the three months and year ending December 31, 1995 and its restated unaudited balance sheets as of March 31, 1996, and June 30, 1996. In addition, the Company believes that the Commission is investigating the Company's restatement of its interim financial statements for each quarter of 1996. The Company intends to cooperate fully with the Commission in its investigation.

     Although the Company believes that it has meritorious defenses to the claims of liability or for damages in the actions against and written demands placed upon the Company, there can be no assurance that additional lawsuits will not be filed against the Company. Further, there can be no assurance that the lawsuits, the written demands and the pending governmental investigations will not have a disruptive effect upon the operations of the business, that the written demands, the defense of the lawsuits and the pending investigations will not consume the time and attention of the senior management of the Company, or that the resolution of the lawsuits, the written demands and the pending governmental investigations will not have a material adverse effect upon the Company, including without limitation, the Company's results of operations, financial position and cash flow. Because the Company is unable to estimate a range of loss with respect to any of the unsettled pending claims, the Company has not accrued any amounts for any contingent liability with respect to such claims.

PRIOR PERIOD LOSSES

     The Company has had net losses in each of 1995, 1996, 1997 and the first quarter of 1998. Such losses have resulted in substantial part from restructuring and other charges and litigation settlements and to a lesser extent from amortization relating to acquisitions. There can be no assurance when or if the Company will generate net income in the future.

INTANGIBLE ASSETS

     As of December 31, 1997, the Company's balance sheet included approximately $516 million of unamortized intangible assets, which is greater than 59% and 103% of the Company's total assets and stockholders' equity, respectively. The current amortization rate on the unamortized intangible assets is in excess of $20 million per year.

     Goodwill represents the excess of the cost of the businesses acquired over the fair value of net identificable assets. GAAP requires goodwill and other intangibles to be amortized over the period benefited, which management has determined to be no less than 40 years.

     The Company amortizes goodwill over a period of 40 years as management believes that these assets have an indeterminate life. Management believes that Medaphis' value is in the differentiated service business it operates, which outlasts the individual clients that make it up, and that the current base of business, which has made Medaphis a leader in healthcare business management services, provides the foundation for continued growth. Management continually monitors events and circumstances both within the Company and within the industry which could warrant revisions to the Company's estimated useful life of goodwill. If the Company ever determines that a reduction in the amortization period is necessary, it could have a material impact on the Company's results of operations.

     During 1996 and 1997, management of the Company believed there were events and changes in circumstances that warranted a re-assessment as to whether the carrying amount of the intangible assets (approximately $434 million at December 31, 1997) for the Company's Physician Services segment was still recoverable. These events included: (i) operating losses reported for two consecutive years,
(ii) significant restructuring charges within the Physician Services segment and
(iii) absence of revenue growth within the Physician Services segment. Therefore, in accordance with applicable accounting rules, management prepared a 40 year undiscounted cash flow analysis to determine if these intangible assets were still recoverable. Management prepared the analysis with assumptions that reflected its current outlook on the business. In all instances, management believes the assumptions inherent in the analysis were reasonable and supportable. The following key assumptions were used in management's undiscounted cash flow analysis: revenue growth was forecasted at an average rate of 3.4% and the EBITDA margin was forecasted at approximately
3.5 percentage points above the current level. Such analysis indicated that no impairment of these intangible assets had occurred. However, the Company recognizes that modest adjustments to the assumptions could have a material impact on the analysis and related conclusions. For example, if the Physician Services segment is unable to improve its EBITDA margin, revenue growth of at least 4.1% would be required to allow for recoverability of these assets over the 40 year life. If the projected undiscounted cash flows used in the Company's recoverability analysis decreased to one dollar below the carrying value of the intangible assets, the Company would be required to record a non-cash impairment charge that may exceed $300 million to reduce the Physician Services segment's intangible assets to their fair value, as determined by discounting the future cash flows of this segment. Management still believes the current intangible asset balance is recoverable.

     Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in determining that the amortization period of goodwill is appropriate and that goodwill is not impaired. Management concluded that, based on the assumptions used, the anticipated future cash flows associated with the goodwill recognized in the acquisitions will continue indefinitely, and, based on such assumptions, there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

DEPENDENCE ON TURNAROUND; FUTURE OPERATING RESULTS; MANAGEMENT

     The Company suffered several setbacks in recent years, including (i) government investigations into: (a) the billing and collection practices in two offices of Medaphis Physicians Services Corporation ("MPSC") (the "California Investigation"), and (b) the billing procedures and computerized coding system used in Gottlieb's Financial Services, Inc. ("GFS") to process claims, which may lead to claims of errors in billing (the "GFS Investigation"); (ii) the failure of prior managements' acquisition strategy to integrate companies acquired;
(iii) several restatements of various financial statements of the Company, including restatements of the Company's fiscal 1994, 1995, 1996 and interim 1997 financial statements; (iv) the discontinuance of the operations of one of the businesses acquired; (v) the abandonment of an extensive reengineering program that failed to realize the improvement in customer service and reduction of costs that were expected; (vi) a steep drop in the price of its common stock; and (vii) the filing of various lawsuits and claims made against the Company, including multiple putative shareholder class action lawsuits alleging violations of the federal securities laws. Consequently, the Company has been operating in what is commonly described as a "turnaround" situation. In addition to the risks generally associated with any entity in a turnaround situation, the Company faces certain challenges more specific to its operations, including: (i) integrating several recent acquisitions into its ongoing operations; (ii) shifting its strategic focus from acquiring compatible businesses to running its existing businesses efficiently and profitably; (iii) successfully completing the combination of the operations of BSG Corporation ("BSG") and Healthcare Information Technologies ("HIT") under the Per-Se name, following the reorganization of its Imonics Corporation ("Imonics"), BSG and BSG Government Solutions, Inc. (formerly Rapid Systems Solutions, Inc.) ("BSG Government") subsidiaries and the shutdown of Imonics; (iv) managing existing customers' perceptions of the Company's continued viability and refocusing on the high levels of customer service required to develop new customers and retain existing customers; (v) combating employee turnover, particularly in light of declines in the market value of the Company's common stock (the value of which often plays a role in compensation of employees); (vi) reducing costs and increasing efficiencies; and (vii) reevaluating the efficiency of its operations following the Company's 1996 abandonment of its reengineering initiative to develop a unified billing and information hardware and software system across all of its operating platforms, the costs of which were subsequently determined to outweigh the benefits.

     There can be no assurance that the Company will successfully meet these or other operating challenges or that the Company's operating plans ultimately will be successful. Any failure with respect to the foregoing could have a material adverse effect on the Company.

     The Company's success in general, and the successful implementation of its operating plans in particular, is dependent upon, among other things, the continued contributions of the Company's senior management. There can be no assurance that the Company's management will be successful and the loss of services of those members could have a material adverse effect on the Company's businesses.

RESTATEMENT OF FINANCIAL STATEMENTS; ACCOUNTING ISSUES

     In October 1996, the Company restated its financial results for the year and three months ended December 31, 1995. This restatement related primarily to a side letter relating to a license agreement entered into by Imonics in December 1995, which created a contingency upon license fees payable under the agreement. The contingency occurred, entitling the purchaser to a refund and cancellation of the contract. The license fee revenue payable under the agreement and recognized by the Company during the fourth quarter of 1995, together with previously deemed immaterial amounts, resulted in an aggregate reduction to net income for the quarter and year ended December 31, 1995 of $5.1 million.

     As a result of a review initiated by senior management and the Audit Committee of the Board of Directors in March 1997 prior to completion of the audit process for the Company's 1996 fiscal year, information was developed indicating that certain revenues and expenses may have been recorded incorrectly between certain quarters during 1996. In addition, Deloitte & Touche LLP ("Deloitte & Touche") provided to senior management of the Company a letter relating to the Company's internal control structure resulting from Deloitte & Touche's audit of the Company's financial statements for the year ended December 31, 1996. This letter reflected Deloitte & Touche's view that inadequate internal controls over the preparation of interim financial information for each fiscal quarter of 1996 constituted a material weakness in internal controls which resulted in certain errors and irregularities in the financial information for such quarters. The Company previously disclosed in its Form 10-K for its fiscal year ended December 31, 1996 that such errors and irregularities in its financial information had occurred for each fiscal quarter of 1996. In connection with the issuance of Deloitte & Touche's audit report dated March 31, 1997 on the Company's financial statements for the year ended December 31, 1996, the Company recorded all adjustments to its interim financial statements deemed appropriate for such errors and irregularities and consequently restated such interim financial statements. All adjustments were for interim period transactions and had no effect on the Company's 1996 annual pro forma net loss.

     The reports of Deloitte & Touche on the Company's financial statements for the fiscal year ended December 31, 1996, dated March 31, 1997, included an unqualified opinion with an explanatory paragraph that stated Deloitte & Touche's conclusion that uncertainty then existed regarding the ability of the Company to continue as a going concern due to a mandatory commitment reduction in the Company's Existing Credit Facility that was required by July 31, 1997. However, the Company satisfied such commitment reduction on May 28, 1997 by applying the proceeds of the sale of HRI.

     On June 30, 1997, following a competitive review and request for proposal process in which Deloitte & Touche, the Company's then-present auditors, and a number of other nationally recognized accounting firms participated, the Company notified Deloitte & Touche that it had been dismissed as the Company's principal accountants and that the Company intended to engage new principal accountants. This action was recommended by the Audit Committee of the Company's Board of Directors, and the Board approved such change on June 27, 1997. On July 9, 1997, the Company engaged Price Waterhouse LLP ("Price Waterhouse") as the Company's new principal accountants.

     During the third quarter of 1997, in connection with a refinancing effort of the Company's then credit agreement, management evaluated certain revenue practices at Health Data Sciences Corporation ("HDS"), a wholly-owned subsidiary of the Company which was acquired by the Company in a merger transaction in June 1996 that was accounted for as a pooling of interests. These practices related principally to revenue recognized in fiscal years 1994, 1995 and 1996. As disclosed by the Company in its Form 10-Q for its fiscal quarter ending September 30, 1997, management determined that certain revenue of HDS was improperly recognized and, accordingly, determined to restate its financial statements for its 1994, 1995 and 1996 fiscal years and the first two fiscal quarters of its 1997 fiscal year. The effect of such restatements on the Company's net income (loss) for the years ended December 31, 1994, 1995 and 1996 was ($5.8) million, $(1.1) million and $(7.3) million, respectively. The cumulative reduction in assets caused by such restatement was $20.5 million.

     As a result of the HDS-related restatements, Deloitte & Touche withdrew its audit opinion dated March 31, 1997 in respect of the Company's 1994, 1995 and 1996 fiscal years. Consequently, the Company engaged Price Waterhouse to re-audit the Company's 1995 and 1996 fiscal years and audit the Company's nine-month period ending September 30, 1997. The Company determined to further restate the results of such periods to account for the December 1995 acquisition by the Company of Medical Management Sciences, Inc. ("MMS") on a purchase accounting basis. Such acquisition had previously been accounted for as a pooling of interests.

     Financial statements for the Company's 1995, 1996 and 1997 fiscal years reflecting the HDS and MMS related restatements are being filed by the Company as an exhibit to the Annual Report on Form 10-K to which this exhibit is appended. Such financial statements were audited by Price Waterhouse and accompanied by their audit opinion which was unqualified and was not subject to any modifying paragraphs.

     While the Company restated its 1994 financial statements, it has not reaudited such financial statements. Consequently, the Company may not be in full compliance with the reporting requirements of applicable securities laws. There can be no assurances that any such failure to be in compliance will not have a material adverse consequence for the Company.

     In addition, the Company received a subpoena from the Securities and Exchange Commission (the "Commission") in connection with an on-going Commission investigation on January 2, 1998. The subpoena seeks information in connection with the November 19 and December 23, 1997 restatements and certain charges taken by the Company in the third quarter of 1997. There can be no assurances that the results of such inquiry will not have a material adverse effect on the Company or that further restatements of the Company's financial statements will not be required.

     There can be no assurance that there will not be additional adjustments to or reserves taken in the Company's financial statements in respect of the pending or future lawsuits and government investigations.

EVOLVING INDUSTRY STANDARDS; RAPID TECHNOLOGICAL CHANGES

     The markets for Medaphis' software products and services are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Medaphis' success in its business will depend in part upon its continued ability to enhance its existing products and services, to introduce new products and services quickly and cost-effectively to meet evolving customer needs, to achieve market acceptance for new product and service offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that Medaphis will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of Medaphis will not develop competitive products, or that any such competitive products will not have an adverse effect upon Medaphis' operating results.

     The Company intends further to refine, enhance and develop certain of the Company's existing software and billing systems and to change all of the Company's billing and accounts receivable management services operations over to the Company's most proven software systems and technology to reduce the number of systems and technologies that must be maintained and supported. Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be successful in refining, enhancing and developing its software and billing systems going forward, that the costs associated with refining, enhancing and developing such software and systems will not increase significantly in future periods, that the Company will be able successfully to migrate the Company's billing and accounts receivable management services operations to the Company's most proven software systems and technology or that the Company's existing software and technology will not become obsolete as a result of ongoing technological developments in the marketplace.

CLIENT/SERVER INFORMATION TECHNOLOGY PRODUCTS

     Medaphis' client/server information technology business involves, among other things, projects designed to reengineer significant customer operations through the strategic use of imaging, client/server and other advanced technologies. Failure to meet expectations with respect to a major project could damage the Company's reputation and standing in the client/server information technology marketplace, affect its ability to attract new client/server information technology business, result in the payment of damages to the customer, jeopardize the Company's ability to collect for services already performed on the project and otherwise adversely affect its results of operations.

POTENTIAL "YEAR 2000" PROBLEMS

     It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company has conducted a review of its business systems, including its computer systems, and is querying its customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. However, there can be no assurance that the Company will identify all such Year 2000 problems in its computer systems or those of its customers, vendors or resellers in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, financial condition and results of operations. The revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues. In addition, failure of the Company to identify and remedy Year 2000 problems could put the Company at a competitive disadvantage relative to companies that have corrected such problems.

COMPETITION; INDUSTRY AND MARKET CHANGES

     The business of providing management services and information technology to physicians and hospitals is highly competitive. Medaphis competes with certain national and regional physician and hospital reimbursement organizations and collection businesses (including local independent operating companies), certain national information and data processing organizations and certain physician groups and hospitals that provide their own business management services. Potential industry and market changes that could adversely affect the billing and collection aspects of Medaphis' business include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes and (ii) new alliances between healthcare providers and third-party payors in which healthcare providers are employed by such third-party payors. The business of providing application software, information technology and consulting services is also highly competitive and Medaphis faces competition from certain national and regional companies in connection with its technology operations. Certain of Medaphis' competitors have longer operating histories and greater financial, technical and marketing resources than Medaphis. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon Medaphis.

     The Company's business is affected by, among other things, trends in the U.S. healthcare industry. As healthcare expenditures have grown as a percentage of the U.S. Gross National Product, public and private healthcare cost containment measures have applied pressure to the margins of healthcare providers. Historically, some healthcare payors have paid the prices established by providers while other healthcare payors, notably government agencies and managed care companies, have paid less than established prices (in many cases less than the average cost of providing the services). As a consequence, prices charged to healthcare payors willing to pay established prices have increased in order to recover the cost of services purchased by government agencies and others but not paid for by them (i.e., "cost shifting"). The increasing complexity in the reimbursement system and assumption of greater payment responsibility by individuals have caused healthcare providers to experience increased accounts receivable and bad debt levels and higher business office costs. Healthcare providers historically have addressed these pressures on profitability by increasing their prices, by relying on demographic changes to support increases in the volume and intensity of medical procedures and by cost shifting. Notwithstanding the providers' responses to these pressures, management believes that the revenue growth rate experienced by the Company's clients continues to be adversely affected by increased managed care and other industry factors affecting healthcare providers in the United States. At the same time, the process of submitting healthcare claims for reimbursement to third party payors in accordance with applicable industry and regulatory standards continues to grow in complexity and to become more costly. Management believes that these trends have adversely affected and could continue to adversely affect the revenues and profit margins of the Company's operations.

GOVERNMENTAL INVESTIGATORY RESOURCES AND HEALTHCARE REFORM

     The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities, and particularly on possibly fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

     In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, Pub. L. No. 104-191, 1996 U.S.C.C.A.N. (110 Stat. 1936) (codified in scattered sections of the United States Code, including 18, 26, 29 and 42 U.S.C.), which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

     In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. Both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change funding mechanisms and other aspects of both programs. In late 1995, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes in the Medicare and Medicaid programs. The Clinton Administration has proposed alternate measures to reduce, to a lesser extent, projected increases in Medicare and Medicaid expenditures. Neither proposal has become law and Medaphis anticipates that both the Clinton Administration and the Republican majorities in Congress will introduce legislation in 1998 designed to reduce projected increases in Medicare and Medicaid expenditures and to make other changes in the Medicare and Medicaid programs. Medaphis anticipates that such proposed legislation would, if adopted, change aspects of the present methods of paying physicians under such programs and provide incentives for Medicare and Medicaid beneficiaries to enroll in health maintenance organizations and other managed care plans. Medaphis cannot predict the effect of any such legislation, if adopted, on its operations.

     A number of states in which Medaphis has operations either have adopted or are considering the adoption of healthcare reform proposals at the state level. Medaphis cannot predict the effect of proposed state healthcare reform laws on its operations. Additionally, certain reforms are occurring in the healthcare market, including certain employer initiatives such as creating purchasing cooperatives and contracting for healthcare services for employees through managed care companies (including health maintenance organizations), and certain provider initiatives such as risk-sharing among healthcare providers and managed care companies through capitated contracts and integration among hospitals and physicians into comprehensive delivery systems. Consolidation of management and billing services through integrated delivery systems may result in a decrease in demand for Medaphis billing and collection services for particular physician practices.

EXISTING GOVERNMENT REGULATION

     Existing government regulation can adversely affect Medaphis' business through, among other things, its potential to reduce the amount of reimbursement received by Medaphis' clients for healthcare services. Medaphis' medical billing and collection activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

     Submission of claims for services or procedures that are not provided as claimed, or which otherwise violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and for such person to share in any amounts paid to the government in damages and civil penalties. Successful plaintiffs can receive up to 25-30% of the total recovery from the defendant. Such qui tam actions or "whistle-blower" lawsuits have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry, such as Medaphis and many of its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claims action, may be subjected to government investigation and possible criminal fines, may be sued by private payors and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Some state laws also provide for false claims actions, including actions initiated by a qui tam plaintiff. Medaphis is currently the subject of several federal investigations, and there can be no assurance that Medaphis will not be the subject of false claims or qui tam proceedings relating to its billing and collection activities or that Medaphis will not be the subject of further government scrutiny or investigations relating to its billing and accounts receivable management services operations. Any such proceeding or investigation could have a material adverse effect upon the Company.

     Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act (the "Federal Fair Debt Act") sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by debt collectors. Various states have also promulgated laws and regulations that govern credit collection practices. AssetCare, Inc. a subsidiary of the Company, is registered as a debt collector in 26 states; however, there can be no assurance that the Company and its subsidiaries (other than AssetCare), will not be subjected to regulation as a "debt collector" under the Federal Fair Debt Act or as a "collection agency" under certain state collection agency laws and regulations. In the event that the Company or a subsidiary of the Company other than AssetCare is subjected to such regulation, its impact on the Company cannot be predicted.

     The ownership and operation of hospitals is subject to comprehensive regulation by federal and state governments which may adversely affect hospital reimbursement. Such regulation could have an adverse effect on the operations of hospitals in general, and consequently reduce the amount of the Company's revenue related to its hospital clients.

     There can be no assurance that current or future government regulations or healthcare reform measures will not have a material adverse effect upon Medaphis' business.

     NASD ACTIONS. There can be no assurances that the NASD will not suspend trading in the Company's common stock or de-list the Company's Common Stock as a result of either the restatements described in this Form 10-K or the withdrawal by Deloitte & Touche LLP of its opinions in respect of the financial statements for the Company's 1994, 1995 and 1996 fiscal years.

     VOLATILITY OF STOCK PRICE. Medaphis believes factors such as announcements with respect to the investigation of the billing practices of certain offices of MPSC by the United States Attorney's Office for the Central District of California, the Company's liquidity and financial resources, divestiture of businesses, the ongoing governmental investigations, putative class action lawsuits, other lawsuits or demands, healthcare reform measures and quarter-to-quarter and year-to-year variations in financial results could cause the market price of Medaphis Common Stock to fluctuate substantially. Any adverse announcement with respect to such matters or any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and material adverse effect on the trading price of Medaphis Common Stock in any given period. As a result, the market for Medaphis Common Stock may experience material adverse price and volume fluctuations and an investment in the Company's Common Stock is not suitable for any investor who is unwilling to assume the risk associated with any such price and volume fluctuations.

     This Safe Harbor Statement supersedes the Safe Harbor Statements filed as
Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 and as Exhibit 99.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

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